SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Financial Bankshares, Inc.

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FIRST FINANCIAL BANKSHARES, INC.

400 Pine Street

Abilene, Texas 79601

325.627.7155

NOTICE OF THE 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2014

To our shareholders:

We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 22, 2014, for the following purposes:

(1)	To elect ten directors;

(2)	To ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2014;

(3)	To conduct an advisory vote on the compensation of named executive officers; and

(4)	To act on such other business as may properly come before the annual meeting or any adjournment thereof.

Only shareholders of record at the close of business on February 28, 2014, are entitled to notice of and to vote at the annual meeting (or any adjournment or postponement thereof).

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be Held on April 22, 2014, the proxy statement and other information for security holders are available free of charge at http://www.ffin.com/sec.

We have included, along with this notice and proxy statement, (1) our 2013 annual report, which describes our activities during 2013, (2) our Form 10-K for the year ended December 31, 2013, and (3) an invitation to attend the annual meeting luncheon. These additional materials do not form any part of the material for solicitation of proxies.

We hope that you will be present at the annual meeting and the luncheon to be held immediately afterward. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our corporate secretary before the call to order of the annual meeting. We can accommodate everyone at the annual meeting; however, there is limited seating for the luncheon so we request that you confirm your attendance by completing the enclosed reply card and returning it to us by April 11, 2014.

By order of the Board of Directors,

F. SCOTT DUESER, Chairman

February 28, 2014

FIRST FINANCIAL BANKSHARES, INC.

400 Pine Street

Abilene, Texas 79601

325.627.7155

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2014

INTRODUCTION

The Board of Directors of First Financial Bankshares, Inc. (sometimes referred to as the “Company”) hereby solicits your proxy for use at the 2014 annual meeting of our shareholders and any continuation of the meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 22, 2014.

Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is 325.627.7155.

We released for mailing this proxy statement and the accompanying proxy card on March 5, 2014. The date of this proxy statement is February 28, 2014.

VOTING OF SECURITIES

Important Voting Information

You may only vote if you hold shares directly in your own name.

If your shares are held in the name of a bank, broker or other holder of record, you should have received these proxy materials in paper form including a voting instruction card so you can instruct the holder of record how to vote your shares. Pursuant to rules adopted by the New York Stock Exchange which are also applicable to Nasdaq-listed companies, you must instruct your broker how you wish your shares to be voted on all non-routine matters.

Voting Rule. Your broker is not permitted to vote on your behalf on the election of directors and the advisory vote on compensation paid to our named executive officers unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card. For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting in accordance with the instructions you receive from them.

Your Participation in Voting the Shares You Own is Important. Voting your shares is important to ensure that you have a say in the governance of First Financial Bankshares, Inc. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder.

More Information is Available. If you have any questions about the proxy voting process in general, please contact the bank, broker or other holder of record through which you hold your shares. The Securities and Exchange Commission also has a website (www.investor.gov) with more information about your rights as a shareholder.

Record Date

Our Board of Directors has established the close of business on February 28, 2014, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 32,018,492 common shares outstanding. Each of our shareholders is entitled to one vote for each common share held as of the record date.

Quorum

In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common shares on the record date must be present in person or by proxy. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street name” will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

If a quorum is not present at the annual meeting, we will adjourn the meeting, and the Board of Directors will continue to solicit proxies.

Required Vote

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of the votes cast at the annual meeting. Withheld votes have the effect of voting against the director nominee. Shares not represented at the annual meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Independent Auditors” is required to be approved by the affirmative vote of the majority of the votes cast at the annual meeting and entitled to vote on the matter. Abstentions and shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Vote on Executive Compensation,” the affirmative vote of a majority of the votes cast at the annual meeting and entitled to vote on this matter is required for approval of the compensation of our named executive officers. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board of Directors or the Compensation Committee. Abstentions, broker non-votes and shares not otherwise represented at the meeting will have no effect on the outcome of such matter.

The Board of Directors unanimously recommends that you vote FOR the election of all ten directors nominated and recommended by the Board of Directors, FOR the ratification of the appointment of our independent auditors, and FOR the resolution approving the compensation of our named executive officers.

Failure to Provide Specific Voting Instructions

If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted FOR the ten directors nominated and recommended by the Board of Directors, FOR the ratification of the appointment of our independent auditors, and FOR the resolution approving the compensation of our named executive officers.

Shareholder List

A list of shareholders entitled to vote at the annual meeting, which will show each shareholder’s address and the number of shares registered in his, her or its name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list at our principal office, 400 Pine Street, Abilene, Texas 79601 during ordinary business hours commencing February 28, 2014, and continuing through the date of the annual meeting.

SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone, electronic communication or other means. We will not pay these officers and directors any extra compensation for participating in this solicitation. We may engage Georgeson, Inc. to assist us with the solicitation of proxies and, if so, would expect to pay that firm approximately $20,000 for their services, plus out-of-pocket expenses.

Proxies and Revocation

Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the Board of Directors’ recommendations, which are contained in this proxy statement. The Board of Directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders in accordance with the terms of the proxy.

Each shareholder giving a proxy has the power to revoke it at any time before the annual meeting is called to order. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our corporate secretary of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date than the preceding proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

General

While our amended and restated bylaws fix the number of directors at a number not less than seven nor more than fifteen, the Board of Directors has fixed the number of directors at ten for 2014. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by the Board of Directors. At the annual meeting, ten directors are to be elected, each for a term of one year and until their respective successors have been duly elected and qualified.

Identifying and Evaluating Nominees for Director

The Board of Directors, acting through the Nominating/Corporate Governance Committee and pursuant to the Board of Directors’ Nominating/Corporate Governance Committee Charter, is responsible for identifying and evaluating candidates for Board of Directors membership. The Nominating/Corporate Governance Committee is responsible for recommending nominees who have the experience, qualifications, attributes and skills appropriate to function collaboratively and effectively as the Board of Directors for the Company. The Board of Directors and the Nominating/Corporate Governance Committee believe that the Board of Directors as a whole and its members individually should possess a combination of skills, professional experience, and diversity of backgrounds and view points necessary to oversee our Company’s current and future needs. The attributes that the Board of Directors and every director should possess are in the director nomination criteria set forth in our corporate governance guidelines. These criteria include:

•	at least a majority of the Board of Directors must be composed of independent directors;

•	candidates should be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

•	candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit our Company;

•	candidates should have familiarity with and experience in the commercial banking industry;

•	candidates shall be individuals of the highest character and integrity;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

•	candidates shall have a desire to represent the interests of all shareholders.

The Nominating/Corporate Governance Committee and the Board of Directors may, from time to time, establish and consider other specific skills and experiences that they believe our Company should seek in order to constitute a diverse, balanced, collaborative and effective Board of Directors. For an incumbent director, the Nominating/Corporate Governance Committee and the Board of Directors also consider past performance of such director on our Board of Directors. See “—The Nominees” on page 5 for the qualifications of each nominee for election at the annual meeting.

The Nominating/Corporate Governance Committee regularly reviews the composition of the Board of Directors in light of our Company’s business and structure; the changing needs of our Company as a result the business environment; our operations, financial conditions and complexity; its assessment of the Board of Directors’ performance; and input from shareholders and other key constituencies. As part of this review, the Nominating/Corporate Governance Committee evaluates the effectiveness of the Board of Directors’ director nomination standards.

The Nominating/Corporate Governance Committee will, in consultation with the Chairman of the Board of Directors and in accordance with its charter, consider candidates proposed or suggested by members of the Board of Directors, management, third party search firms retained by the Nominating/Corporate Governance Committee and shareholders. The Nominating/Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether they are proposed by members of the Board of Directors, management, third party search firms or shareholders. Any shareholder wishing to recommend a candidate to be considered by the Nominating/Corporate Governance Committee for nomination at an annual meeting of shareholders should review the procedure outlined under “Committees of the Board of Directors – Nominating/Corporate Governance Committee” on page 27 of this proxy statement.

Changes in Composition of the Board of Directors

Mr. Ross H. Smith, Jr., chairman and president of Akrotex, Inc., Orange, Texas is being nominated as a new member of the Board of Directors along with nine of our current board members. Mr. Smith was identified by the Nominating/Corporate Governance Committee and recommended to the Board of Directors for nomination at the annual meeting. For more information regarding Mr. Smith’s qualifications, attributes and skills, see “Nominees” beginning on page 5 of this proxy statement.

As required by our amended and restated bylaws, Mr. Joseph E. Canon will retire from the Board of Directors, effective April 22, 2014, and not stand for reelection. Under our bylaws, an individual may not stand for election or reelection as a director upon attaining 72 years of age, unless that director owns at least one percent (1%) of the outstanding shares of our common stock and is less than 75 years of age.

Nominees

Based upon recommendations of the Nominating/Corporate Governance Committee, the Board of Directors has nominated the individuals below, for election to the Board of Directors at the annual meeting to serve a one-year term and until their respective successors have duly elected and qualified.

In light of our Company’s business and structure, the business environment and the Company’s long-term strategy, the Board of Directors, upon recommendation of the Nominating/Corporate Governance Committee, selected a slate of nominees whose experience, qualification, attributes and skills in leadership; commercial and investment banking and financial advisor services; finance and accounting; risk management; operations management; strategic planning; business development; regulatory and government affairs; and corporate governance and public policy, led the Board of Directors to conclude that these persons should serve as our directors at this time.

Pursuant to Nasdaq rules, a majority of the Board of Directors must be comprised of independent directors. The Board of Directors has determined that each director nominated, except Mr. Dueser, is independent under applicable Nasdaq rules.

The names and principal occupations of our current directors and nominees, together with the length of service as a director and the number of our common shares beneficially owned by each of them on February 28, 2014, are set forth in the following tables. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her. The address for each individual is 400 Pine Street, Abilene, Texas 79601.

Name	Age	Years as Director	Principal Occupation During Last Five Years	Shares Beneficially Owned		Percent of Shares Outstanding(1)
Steven L. Beal	55	4	Director and Former President and Chief Operating Officer of Concho Resources Inc.	7,250		0.02%
Tucker S. Bridwell	62	7	President, Mansefeldt Investment Corporation	133,060	(2)	0.41%
Joseph E. Canon	71	18	Executive Director, Dodge Jones Foundation, a private charitable foundation	89,552	(3)	0.33%
David Copeland	58	16	President, SIPCO and Shelton Family Foundation, a private charitable foundation	242,325	(4)	0.76%
F. Scott Dueser	60	23	See “Executive Officers” on page 12	470,101	(5)(6)(7)	1.47%
Murray Edwards	62	8	Principal, The Edwards Group	73,965	(8)	0.23%
Ron Giddiens	66	5	Investments/Business Consulting; Former bank president	7,251		0.02%
Tim Lancaster	60	1	President and CEO, Hendrick Health System	2,849		0.01%
Kade L. Matthews	55	16	Ranching and Investments	287,320	(9)	0.90%
Ross H. Smith, Jr.	66	—	Chairman and President, Akrotex Inc.	10,000		0.03%
Johnny E. Trotter	62	11	President & CEO, Livestock Investors, Ltd.	183,071		0.57%
Shares beneficially owned by all executive officers and directors*				1,576,796	(6)(7)	4.92%

*	See “Executive Officers” on page 15
(1)	Based on 32,018,492 common shares outstanding as of February 28, 2014.
(2)	Includes 104,177 shares that are owned by a private foundation for which Mr. Bridwell serves as president to which he disclaims beneficial ownership.
(3)	Includes 80,000 shares that are owned by a private foundation for which Mr. Canon serves as executive director to which he disclaims beneficial ownership.
(4)	Includes 226,323 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership.
(5)	Includes 104,251 shares that are owned by a partnership for which Mr. Dueser serves as manager to which he disclaims beneficial ownership.
(6)	Includes shares indirectly owned as of February 28, 2014 through the employee stock ownership plan portion of the profit sharing plan which each participant has sole voting powers, as follows: Mr. Dueser – 45,060 and all executive officers as a group – 63,164.
(7)	Includes shares of our common stock issuable upon exercise of options presently exercisable or exercisable with 60 days of February 28, 2014, as follows: Mr. Dueser – none and all executive officers as a group – 25,450.
(8)	Includes 2,175 shares of our common stock owned by Mr. Edwards’ spouse and 618 shares that are owned by a trust for which Mr. Edwards serves as trustee and administrator to which he disclaims beneficial ownership.
(9)	Includes 140,000 shares that are owned by a private foundation for which Mr. Matthews serves as president and director to which he disclaims beneficial ownership.

Each nominee’s biography and the specific experiences, qualifications, attributes and skills of each nominee are described below.

Steven L. Beal, Brownwood, Texas, has served as a director of the Company since 2010. He serves as chairman of the Compensation Committee and also serves on the Executive and Nominating/Corporate Governance Committees. He is also a director of First Financial Bank, N.A., Abilene (the “Bank”), a wholly owned subsidiary of the Company. He is a director and was president and chief operating officer of Concho Resources Inc., a publicly traded oil and gas company, since its formation in February 2006. He retired as an officer of Concho Resources, Inc. effective July 1, 2009. From 1998 to 2006, he served as a director, executive vice president, and chief financial officer for various predecessor companies to Concho Resources Inc. From 1988 until 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its senior vice president and chief financial officer. From 1981 until 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse. He is a graduate of the University of Texas and is a certified public accountant. As a former chief financial officer and chief operating officer of a publicly-held oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties, Mr. Beal provides the Board of Directors with operations, mergers and acquisitions, risk management, strategic planning and corporate governance expertise that is important to our Company. In addition, as a former chief financial officer and certified public accountant, Mr. Beal brings strong accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Tucker S. Bridwell, Abilene, Texas, has served as a director of the Company since 2007. He serves as lead director, chairman of the Nominating/Corporate Governance Committee and also on the Executive Committee. He is also a director of the Bank and serves as an advisory director of the Bank’s Abilene region. He has been president of Mansefeldt Investment Corporation, a privately owned investment company, and the Dian Graves Owen Foundation, a private charitable foundation, since September 1997 and manages investments for both entities. Mr. Bridwell is also a director of Concho Resources Inc., serving on its reserves committee, and is a director of Halcon Resources serving on its compensation and reserves committees. Mr. Bridwell was a director of Petrohawk Energy Corporation from its inception in 2004 until December 2010. He was selected as Abilene’s Outstanding Citizen of the Year in 2010. He is a graduate of Southern Methodist University and is a certified public accountant. Mr. Bridwell’s service as a director to public companies adds administration and operational management experience, as well as corporate governance expertise to the Board of Directors. His experience and qualifications provide sound leadership to the Board of Directors. In addition, as a certified public accountant, Mr. Bridwell brings strong accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

David Copeland, Abilene, Texas, has served as director of the Company since 1998. He serves as chairman of the Audit Committee and also is a member of the Executive and Nominating/Corporate Governance Committees. He is designated as a “financial expert” for our Audit Committee. He also is a director of the Bank and First Financial Trust & Asset Management Company, N.A. (the “Trust Company”), a wholly owned subsidiary of the Company. He also serves as an advisory director of the Bank’s Abilene region. He is president of the Shelton Family Foundation, a private charitable foundation, and SIPCO, Inc., the management and investment company for the Andrew B. Shelton family. He also serves as a director, compensation committee chairman and on the audit committee of Harte-Hanks, Inc., a publicly traded targeted marketing company. He is a graduate of Abilene Christian University and is a certified public accountant and chartered financial analyst. Mr. Copeland’s service as a director to public companies adds administration and operational management experiences, as well as corporate governance expertise to the Board of Directors. His experience and qualifications provide sound leadership to the Board of Directors. In addition, as a certified public accountant and chartered financial analyst, Mr. Copeland brings strong investment, accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

F. Scott Dueser, Abilene, Texas, has served as a director of the Company since 1991. He serves as chairman of the Executive Committee. He also is a director of the Bank, the Trust Company and First Technology Services, Inc., (the “Technology Company”), a wholly owned subsidiary of the Company. He is Chairman, Chief Executive Officer and President of the Company. He became Chairman in 2008 and became CEO/President in 2001. Prior to his role at the Company, he was CEO/President of the Bank from 1991 to 2001 and assumed these roles again as well as Chairman of the Board effective December 30, 2012. He is a graduate of Texas Tech University and served on the Board of Regents of Texas Tech University from 2005 to 2009, the last two years as Chairman. He currently serves on the boards of Breck Operating, Inc., Brazos LLP and States Royalty LLP which are privately held oil and gas companies. He was selected as Abilene’s Outstanding Citizen of the Year in 2009. Mr. Dueser adds financial services experience, especially lending and asset liability management to the Board of Directors, as well as a deep understanding of the Company’s business and operations. Mr. Dueser also brings risk and operations management and strategic planning expertise to the Board of Directors, skills that are important as we continue to implement our business strategy and acquire and integrate growth opportunities.

Murray Edwards, Clyde, Texas, has served as director of the Company since 2006. He serves on the Audit, Executive and Nominating/Corporate Governance Committees. He also is a director of the Bank and serves as an advisory director of the Bank’s Abilene region. He is principal of The Edwards Group, a privately owned investment company, and has an undergraduate degree from Texas A&M University and a masters of business administration from Harvard Business School. He has successfully owned and managed a number of businesses including Automated Farm Systems, Alderman-Cave Feeds, Abilene Cattle Feeders, Cape & Son, Bluebonnet Feeds and Innovation Event Management. He was the largest shareholder and a director of Peoples State Bank, Clyde, Texas, prior to it being acquired by the Company. Mr. Edwards has significant risk management, merger and acquisitions and strategic planning skills. In addition, he brings strong agriculture, accounting, and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Ron Giddiens, San Angelo, Texas, has served as a director of the Company since 2009. He serves on the Audit Committee. He also is a director of the Bank and the Technology Company and serves as an advisory director of the Bank’s San Angelo region. He is a former president of West Side National Bank in San Angelo prior to its sale to Boatmans Bank and Bank of America. He currently provides business, acquisition and valuations consulting through his company, D & G Consulting. He is a graduate of Baylor University and the Southwestern Graduate School of Banking at Southern Methodist University. Mr. Giddiens adds significant financial services industry expertise relevant to our community banking, wealth management, and commercial lending businesses. His leadership experience with a large financial services company is important to the oversight of our multi-region business model.

Tim Lancaster, Abilene, Texas, was a new nominee for director of the Company last year. He serves on the Audit Committee. He served as a director of the Bank from 2004 to 2012 and again became a director of the Bank effective April 2013. He is also a director of the Technology Company and serves as an advisory director of the Bank’s Abilene region. He is President and CEO of Hendrick Health Systems, a 525 bed regional hospital based in Abilene, Texas, having served in this capacity since 2004. From 1998 to 2004, he was CEO of Brownwood Regional Medical Center, Brownwood, Texas. He has a bachelor of finance degree from Texas Tech University and a masters in health care administration from Texas Women’s University. He is past Chair of the Board of Trustees of the Texas Hospital Association and has served on numerous healthcare related boards on a national and state level. He currently serves on the Board of Regents of Texas Tech University. Mr. Lancaster adds significant operational, risk management, strategic planning and administrative experiences, as well as corporate governance expertise that is important to the Company. His leadership as the chief executive of a large hospital system brings strong accounting and management skills to the oversight of the financial reporting and operational risk management.

Kade L. Matthews, Amarillo, Texas, has served as a director of the Company since 1998. He serves on the Compensation Committee. He also is a director of the Bank and serves as an advisory director of the Bank’s Hereford region. He is President of the Legett Foundation, a private charitable foundation in Texas, as well as an emeritus trustee of Texas Christian University, where he is a graduate. He also is on the board of visitors of the MD Anderson Cancer Center in Houston, president of the Dodge Jones Foundation, a private charitable foundation in Abilene, president of Kickapoo Springs Foundation, a private charitable foundation in Abilene, and a former member of the Amarillo Area Foundation. Mr. Matthews is also a former regent of Clarendon College and former president of the Clarendon College Foundation. He is a rancher and manages investments. Mr. Matthews provides excellent agriculture and wealth management experience, local knowledge of economic trends in the communities that we serve as well as compensation and benefits experience and corporate governance experience garnered through his leadership position and board service with other entities.

Ross H. Smith, Jr., Orange, Texas, is a new nominee for director of the Company. He served as a director of Orange Savings Bank, SSB from 2008 to 2013, prior to the Company acquiring Orange Savings Bank, SSB in May 2013. He currently serves as an advisory director of the Bank’s southeast region. He is chairman and president of Akrotex Inc., Orange, Texas, a petrochemical/plastics company. He also is chairman of the board and president of

David Self Ford, Inc., Orange, Texas, Volkswagen of Lake Charles, Louisiana and Nexus Resin Group Inc., Mystic, Connecticut. He serves on the board of directors of the Foundation of South East Texas, a three county community charitable foundation and also on the board of directors of the Foundation for Lamar State College, Orange, Texas. He has received several community builder and leadership awards and in 2010, was named Citizen of the Year for the Greater Orange Area Chamber of Commerce. Mr. Smith brings a wealth of experience and leadership in business to the Board.

Johnny E. Trotter, Hereford, Texas, has served as a director of the Company since 2003. He serves on the Executive, Compensation and Nominating/Corporate Governance Committees. He also is a director of the Bank and serves as an advisory director of the Bank’s Hereford region. He is president of Livestock Investors, Ltd., one of the largest cattle feeders in the United States as well as an officer in Panhandle Express Transportation LLC, a privately owned feed transportation company, and Deaf Smith Enterprises LLC, a privately owned real estate company. He also is president of Whiteface Ford dealership in Hereford, Texas, and owns and manages ranches/farms in Texas, New Mexico, Oklahoma and Mississippi. He also is a director of First United Bank, Dimmitt, Texas, an unaffiliated bank. He is also a director and will become president of the American Quarter Horse Association in March 2014 and is active in numerous other cattle/horse associations and philanthropic/community involvement. He was named 2004 Citizen of the Year in Hereford/Deaf County, Texas. Mr. Trotter brings key leadership, risk management, operations, strategic planning and auto industry/agricultural expertise that assist the Board of Directors in overseeing the Company’s operations in a challenging economy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of your Board of Directors has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2014 and to serve until the next annual meeting in April 2015. Ernst & Young LLP has served as the Company’s independent auditors since 2002. We have been advised by Ernst & Young LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in us, nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board of Directors recommends that you vote for the ratification of the selection of Ernst & Young LLP. Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our certificate of formation, bylaws or otherwise. Nevertheless, your Board of Directors is submitting this matter to the shareholders in conformance with the practices of good corporate governance. If the shareholders do not ratify the appointment of Ernst & Young LLP, then the appointment of independent auditors will be reconsidered by our Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the annual shareholders meeting, and they may have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2014.

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to the Securities and Exchange Commission rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. Although the vote is advisory and is not binding on the Board of Directors, the Company or the Compensation Committee, the Board’s Compensation Committee will take into account, among other criteria, the outcome of the vote when considering future executive compensation decisions.

This proposal, commonly referred to as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers and the executive compensation philosophy, policies and programs described in this proxy statement. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation”, including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

As described in the Compensation Discussion and Analysis section, we seek to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and produces consequences for underperformance. We believe that our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our shareholders.

You are encouraged to read the detailed information under “Executive Compensation” beginning on page 13 of this proxy statement for additional details about our executive compensation programs. Shareholder advisory votes on executive compensation will currently take place on an annual basis. Accordingly, our next shareholder advisory vote on executive compensation is expected to occur at the 2015 annual meeting of shareholders.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of First Financial Bankshares, Inc. hereby approve on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE

RESOLUTION RELATED TO COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Executive Officers

Set forth in the following table are our named executive officers as determined in accordance with item 402 (A)(3) of Regulation S-K, and our common shares beneficially owned by each of them as of February 28, 2014. Except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds. The address for each individual is 400 Pine Street, Abilene, Texas 79601.

Name	Age	Office	Years Served in Such Office	Principal Occupation During Past 5 Years	Shares Beneficially Owned		Percent of Shares Outstanding (1)
F. Scott Dueser	60	Chairman of the Board, President and Chief Executive Officer	13	Chairman, President and Chief Executive Officer of First Financial Bankshares, Inc.; Chairman, President and Chief Executive Officer of First Financial Bank, N.A., Abilene*	470,101	(2)(3)(4)	1.47%
Ronald D. Butler, II	53	Executive Vice President and Chief Administrative Officer	2	Executive Vice President and Chief Administrative Officer of First Financial Bankshares, Inc.; Chairman and Chief Executive Officer of Abilene Region of First Financial Bank, N.A., Abilene*	22,723	(2)(3)	0.07%
Gary S. Gragg	54	Executive Vice President	8	Executive Vice President of First Financial Bankshares, Inc.	18,100	(2)(3)	0.06%
J. Bruce Hildebrand, CPA	58	Executive Vice President and Chief Financial Officer	11	Executive Vice President and Chief Financial Officer of First Financial Bankshares, Inc.	16,341	(2)(3)	0.05%
Gary L. Webb	56	Executive Vice President	11	Executive Vice President of First Financial Bankshares, Inc.	12,888	(2)(3)	0.04%

*	A bank subsidiary.
(1)	Based on 32,018,492 common shares outstanding as of February 28, 2014.
(2)	Includes shares indirectly owned as of February 28, 2014 through our employee stock ownership plan portion of the profit sharing plan, which each participant has sole voting power, as follows: Mr. Dueser – 45,060, Mr. Butler – 8,330, Mr. Gragg – 5,676, Mr. Hildebrand – 2,214 and Mr. Webb – 1,884.
(3)	Includes 7,050, 7,800, 3,800 and 6,800 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 28, 2014 for Messrs. Butler, Gragg, Hildebrand and Webb, respectively. Mr. Dueser did not have any shares issuable upon exercise of options presently exercisable as of February 28, 2014.
(4)	Includes 104,251 shares that are owned by a partnership for which Mr. Dueser serves as manager to which he disclaims beneficial ownership.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives/Philosophy

The Compensation Committee’s philosophy is to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and produces consequences for underperformance. It is also the Compensation Committee’s practice to provide a balanced mix of cash and equity-based compensation that the committee believes appropriate to mitigate risk and align the short and long-term interests of the Company’s executives with that of its shareholders and to encourage executives to participate and perform as equity owners of the Company.

We believe that to attract and retain the quality of executive talent necessary to achieve our long-term strategic business goals, we must offer a competitive compensation package to our executives. The Compensation Committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and long-term rewards under the Company’s long-term incentive programs (including profit sharing and incentive stock option plans). When considering pay decisions for our named executive officers, we target the median of the market for total compensation. While applying no specific formula or weighting of each factor, we also consider the executive’s scope of responsibilities, skills and experience, overall Company performance and the Board of Directors’ evaluation of the executive’s individual performance. Based on our business strategy and the results we expect from our executives, we attempt to blend their compensation pay between short and long-term pay as well as the mix of cash and equity compensation. We believe the design of our compensation programs and the amounts paid have been and continue to be appropriate and reasonable. We continually review our programs to ensure they are aligned with our business objectives and shareholder interests.

The Compensation Committee measures the Company’s senior management compensation levels with comparable compensation levels in industry benchmark studies and peer group data. We use survey data to benchmark our executive positions to those at other banking institutions with total asset size similar to ours. We also consider the compensation data disclosed by a peer group of companies. The peer group is comprised of companies selected on the basis of asset size, demographics, and structure. The peer group companies considered by the Compensation Committee are:

Bank of the Ozarks, Inc.	Park National Corporation
BancFirst Corporation	Prosperity Bancshares, Inc.
Cullen/Frost Bankers, Inc.	Renasant Corporation
Glacier Bancorp, Inc.	Simmons First National Corporation
Hancock Holding Company	Southside Bancshares, Inc.
Home Bankshares, Inc.	Southwest Bancorp, Inc.
IberiaBank Corporation	Texas Capital Bancshares, Inc.
International Bancshares Corporation

It is the Compensation Committee’s practice to provide incentives that promote both the short and long-term financial objectives of the Company. To motivate our executives to achieve our strategic business goals, we offer the opportunity to earn the targeted level of pay through incentive compensation that correlates to the Company’s short and long-term performance. These incentives are based on financial and investment metrics underlying Company performance, including earnings growth, return on assets, net interest margin, credit quality and efficiency ratio. Annual bonuses reward achievement of short-term objectives that are established to encourage our executives to make decisions currently that promote shareholder value. Long-term incentive programs encourage executives to focus on the Company’s long-term strategic goals which are catalysts to drive shareholder value, while accomplishing a high retention of our executives. Our compensation program also accounts for individual performance, which enables the Compensation Committee to differentiate among executives and emphasize the link between personal performance and compensation.

Elements of Compensation

The following is a summary of the elements of compensation provided to our Chief Executive Officer and other members of senior management. Further details and disclosures of each of these elements can be found in the tabular disclosures that follow.

Base Salary. Base salaries paid to our executives competitively compensate them for the experience and skills needed to perform their current roles, as well as reward their prior individual performance. We seek to provide our senior management with a level of assured cash compensation in the form of base salary that reflects their professional status, accomplishments and experience. The Compensation Committee met in January 2014 and approved base salaries for 2014 for the named executives as follows: Mr. Butler - $360,000, Mr. Dueser - $635,000, Mr. Gragg - $255,000, Mr. Hildebrand - $400,000 and Mr. Webb - $320,000.

Bonus. We offer a bonus plan that provides senior management with an opportunity to receive a cash bonus based on a sliding scale upon accomplishment of pre-determined performance goals. Mr. Dueser’s, Mr. Hildebrand’s and Mr. Webb’s goals for 2013 were based on earnings growth, return on average assets, return on average equity and efficiency ratio for the Company. Mr. Gragg’s goals for 2013 were based on earnings growth, return on average assets and credit quality for the Company. Mr. Butler’s bonus for 2013 included the same goals of Mr. Dueser, Mr. Hildebrand and Mr. Webb and earnings growth, return on average assets, efficiency ratio and net interest margin for the Abilene region of the Bank, for which he served as Chief Executive Officer in 2013. The maximum award for senior management of the Company is 30% of the executive’s base salary. Regional bank presidents are also included in this bonus program, and their goals are structured to specific situations of their respective regional bank. While the performance goals drive the bonus plan and executive awards, the Compensation Committee retains discretion to adjust payouts of the awards based on the performance of the Company, including audit, compliance and asset quality issues, and the individual officer performance, as deemed appropriate. The Compensation Committee met in January 2014 to establish the specific goals for the named executive’s 2014 bonus. Such goals were based on similar criteria as 2013.

Equity Compensation. We presently offer stock options under our incentive stock option plan approved by shareholders in 2013. The purpose of our incentive stock option plan is to attract and retain key officers and to encourage performance by providing a proprietary interest in our Company through the granting of stock options. We believe that stock options are the appropriate long term incentive to link executives’ performance with stock price appreciation. We continue to review this program with each grant to ensure that equity compensation will drive our executives toward successful long-term business results.

Only incentive stock options (as defined in the Code) may be granted under the stock option plan. Incentive stock options granted under the stock option plan may be exercised solely by the grantee, or in the case of the grantee’s death or incapacity, by the grantee’s executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. We encourage the grantee not to dispose of the shares obtained through exercise of the options but rather to keep and build an equity interest in the Company. Incentive stock options further encourage our executives to exercise their options and hold the resulting shares by giving them the opportunity for favorable tax treatment for the exercise gain if certain holding requirements are met.

Generally, the Compensation Committee grants options every two years, subject to the Board of Directors’ approval. In October 2013, aggregate stock options of 197,500 were granted to key employees, including the named executive officers disclosed herein. In October 2011, aggregate stock options of 154,100 were granted to key employees, including the named executive officers disclosed herein. There were no options granted in 2012. Allocation of options is based on competitive market considerations, past and expected performance of the executive, fairness, affordability and retention considerations. Grantees are required to sign confidentiality, non-solicitation and non-competition agreements in connection with receipt of the option grants to preclude actions detrimental to the Company. Administration of the stock option plan is delegated to an executive officer of the Company.

The Compensation Committee does not grant options during any black-out period under our insider trading policy. We do not release material, non-public information for the purpose of affecting the value of executive compensation, nor do we grant options to executives in coordination with the release of material, non-public information. All awards of the Company’s common stock under our incentive stock option plan are made at the market price on the day of the award.

Moreover, under our insider trading policy, executive officers, directors and immediate family members of the Company may not buy or sell our stock during a trading period beginning fifteen days before the end of a fiscal quarter until three business days following the release of quarterly earnings information. Trading by directors and executive officers of the Company is also prohibited during designated periods when they possess material, non-public information about us.

Pension Plan. The defined benefit pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan, as required by the Internal Revenue Service’s funding standards and the Pension Protection Act of 2006. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, l988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. “Average compensation” is defined as the average compensation during the ten years immediately preceding the date of determination or actual employment, whichever is less. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. There is no vesting of benefits until a participant has five or more years of credited service or upon reaching age 65 without regard to credited service. Effective January 1, 2004, the pension plan was frozen and no additional benefits have accrued under the plan after this date. New hires to the Company are not eligible to participate in the frozen pension plan.

The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Senior management eligible under the pension plan receive the same benefits as all employees.

Profit Sharing Plan. All employees of the Company who satisfy the plan’s eligibility conditions participate in our profit sharing plan. Contributions are determined annually based on a formula that includes growth in net income and return on average assets. Contributions under the profit sharing plan are reviewed by the Compensation Committee and are subject to their discretion and recommendation for approval by the Board of Directors. The Compensation Committee oversees the administration of the profit sharing plan. Effective January 1, 2002, we added a 401(k) feature to our profit sharing plan that allows the participants to make pre-tax contributions to the plan. Effective January 1, 2004, the plan includes a “safe harbor” Company matching contribution equal to 100% of each participant’s contributions not exceeding 3% of the participant’s compensation, plus 50% of each participant’s deferral contributions in excess of 3% but not in excess of 5% of the participant’s compensation.

Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer’s annual contribution is allocated among the accounts of the eligible plan participants, in the ratio that each participant’s compensation bears to the total compensation of all eligible participants. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant’s benefit to a maximum of $255,000 (adjusted annually by the Internal Revenue Service). Additionally, the annual amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $50,000 (adjusted annually by the Internal Revenue Service).

Our profit sharing plan includes an employee stock ownership plan (“ESOP”) feature whereby participants are given the option to receive cash dividends on shares owned by them in the ESOP in cash or reinvest the dividends in additional shares. Each participant owns shares and is entitled to vote his or her shares in any shareholder vote.

The profit sharing plan provides for benefits to vest in graduated percentages, with benefits being fully vested after six years of credited service except for amounts contributed to an employee’s account under the safe harbor provisions and shares resulting from the reinvestment of dividends in the ESOP which are immediately fully vested. Generally, an employee’s benefit will be the contributions allocated to his account while a participant, increased by gains and decreased by losses from investments of the plan, and increased by any forfeitures allocated to his account. An employee is always fully vested with respect to any voluntary contributions he makes. The plan also provides for immediate vesting upon attainment of normal retirement age and upon death or disability. If a participant terminates employment for any other reason, the total amount of his employee contribution account and the vested portion of his employer contribution account become distributable.

Senior management eligible for participation in the plan receive the same benefits as all employees. The maximum employer profit sharing contribution to the plan for an individual in a single year is 15% of the individual’s salary, plus the safe harbor Company match, subject to Internal Revenue Service limits.

Make Whole Plan. The Company has a “make whole” program whereby executives, whose Company contributions to the profit sharing plan and employer match under the 401(k) feature are limited due to Internal Revenue Service limitations, have contributions made to a non-qualified plan equal to the amount under qualified plans as if there were no Internal Revenue Service limitations. This non-qualified plan uses the same contribution formula and vesting requirements as the 401(k) plan. This plan, which is reviewed annually, was implemented by the Compensation Committee to allow senior management whose compensation is in excess of Internal Revenue Service limits to have profit sharing/401(k) matches in the same proportionate ratio as all employees.

Severance Benefits. We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Our policy for all employees provides that full-time employees who are discharged due to a restructuring or layoff are eligible to receive severance pay based on their years of service to the Company. The Company will provide one week of severance pay for each year of employee service, up to a maximum of six months of salary, except that in all cases, severance pay will not be less than four week’s pay. In order to receive severance pay, an employee must sign a release of claims in favor of the Company. Employees who do not sign the required release form will not receive severance pay.

Change of Control/Executive Recognition Agreement. In April 1996, our Board of Directors unanimously approved an executive recognition plan. This plan enabled us to offer our key executive officers and those of our subsidiaries an executive recognition agreement. All of our named executive officers have entered into executive recognition agreements with us.

We believe our executive recognition agreements are conservative when compared to the competitive market. The agreements have been continually renewed since we view them as necessary to ensure the continued focus of our executives on making the appropriate strategic decisions for the Company even if the decision involves a change in control.

Each executive recognition agreement provides severance benefits for each applicable executive officer if, within two years following a change in control, the officer’s employment with us or our subsidiaries is terminated (i) by us (including any successor to us) or the subsidiary bank for any reason other than for cause (see below), except for termination as a result of the officer’s death, disability or retirement; or (ii) by the executive officer for good reason (see below).

As used in the executive recognition agreements, a “change of control” is defined as one or more of the following:

•	a person or entity directly or indirectly acquires securities of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company; or

•	any person or entity commences a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration in which after consummation of the offer, the person or entity directly or indirectly acquires beneficial ownership of shares of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company; or

•	the shareholders of the Company approve a reorganization, merger, consolidation, recapitalization, exchange offer, purchase of assets or other transaction, in each case, with respect to which the persons who were the beneficial owners of the Company immediately prior to such a transaction do not immediately after its completion, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, recapitalized or resulting company’s then outstanding shares; or

•	the shareholders of the Company approve a liquidation or dissolution of the Company; or

•	the Company sells or otherwise transfers (or one or more of its subsidiaries, sell or otherwise transfer), in one or more related transactions, assets aggregating 50% or more of the book value of the assets of the Company and its subsidiaries (taken as a whole).

As used in the executive recognition agreements, “cause” means termination of an employee due to the:

•	willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from the employee’s physical or mental incapacity due to injury or illness) after written demand for substantial performance is delivered to the employee by the Company; or

•	willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise.

As used in the executive recognition agreements, “good reason” means termination by an employee due to:

•	a determination by the employee, made in good faith and based on the employee’s reasonable belief, that there has been a materially adverse change in his status or position as an executive officer of the Company as in effect immediately prior to the change in control, including, without limitation, any material change in the employee’s status or position as a result of a diminution in the employee’s duties or responsibilities or the assignment to the employee of any duties or responsibilities which are inconsistent with his status or position, or any removal of the employee from or failure to reappoint or reelect the employee to such position; or

•	a material reduction by the Company in the employee’s annual base salary in effect immediately prior to the change in control; or

•	the relocation of the employee’s principal office outside of the city or metropolitan area in which the employee is residing at the time of any change in control; or

•	a material reduction by the Company in the budget over which the employee retained authority immediately prior to a change of control; or

•	the failure by the Company to continue in effect any benefit plan in which the employee participates at the time of a change in control other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the change in control; or

•	any action or inaction by the Company following a change in control that constitutes a material breach of the agreement under which the employee provides services to the Company; or

•	any purported termination of the employee not effected pursuant to a notice of termination as required by the executive recognition agreement; or

•	the failure by the Company to provide and credit the employee with the number of paid vacation days to which the employee is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to a change in control; or

•	the failure by any successor corporation to the Company to assume the executive recognition agreement.

Such severance benefits under the executive recognition agreements provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination. The percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is 208%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a “parachute payment” under Section 280G of the Internal Revenue Code.

Each executive recognition agreement has a term of two years. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control. The agreements include confidentiality obligations, but do not bind the executives to non-competition, non-disparagement or non-solicitation clauses.

These executive recognition agreements were renewed in July 2012 with changes only to comply with Internal Revenue Service regulations affecting such plans.

Amounts that would be paid under these agreements upon a change of control or termination for good reason using base salary information as of December 31, 2013 for the named executive officers would be as follows:

Name	Amount
F. Scott Dueser, President and CEO	$1,216,800
Ronald D. Butler, II, Executive Vice President & CAO	$686,400
Gary S. Gragg, Executive Vice President	$488,800
J. Bruce Hildebrand, Executive Vice President & CFO	$769,600
Gary L. Webb, Executive Vice President	$624,000

Perquisites and Other Benefits. We annually review the perquisites that senior management receives. The primary perquisites for senior management are the reimbursement of initiation fees and dues for one golf or social club. We seek to encourage our senior management to belong to a golf or social club so that they have a convenient entertainment forum for customers and to facilitate interaction with current and potential customers, many of whom belong to these clubs. We do not permit personal use of our Company airplane.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, life insurance and flex spending account benefits. Relocation benefits also are reimbursed but are individually negotiated when they occur.

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority (98.5% of votes cast) of our shareholders approved the compensation program described in our proxy statement in 2013, the Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

Compensation Tables

The following tabular disclosures are presented for the following named executive officers:

F. Scott Dueser – Chairman, President and Chief Executive Officer

Ronald D. Butler, II – Executive Vice President and Chief Administrative Officer

Gary S. Gragg – Executive Vice President – Loans

J. Bruce Hildebrand – Executive Vice President and Chief Financial Officer

Gary L. Webb – Executive Vice President – Operations

Summary Compensation Table

The following table summarizes the total compensation for our named executive officers in 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
F. Scott Dueser, President/CEO	2013	578,250	—	—	178,500	87,750	92,496	47,880	984,876
	2012	544,500	—	—	—	57,173	92,609	44,875	739,157
	2011	536,250	20,000	—	59,400	125,235	92,519	34,060	867,464
Ronald D. Butler, II, EVP/CAO(5)	2013	328,888	—	—	71,400	36,300	23,873	51,450	511,911
	2012	305,000	—	—	—	27,000	22,233	45,975	400,208
Gary S. Gragg, EVP	2013	231,667	—	—	71,400	30,550	3,748	44,880	382,245
	2012	213,333	—	—	—	23,650	4,465	41,875	283,323
	2011	201,666	—	—	23,760	44,075	3,228	25,753	298,482
J. Bruce Hildebrand, EVP/CFO	2013	366,667	—	—	71,400	55,500	27,265	47,880	568,712
	2012	348,333	—	—	—	36,750	30,508	44,875	460,466
	2011	335,666	—	—	23,760	78,200	24,398	34,060	496,084
Gary L. Webb, EVP	2013	299,167	—	—	71,400	45,000	13,225	47,880	476,672
	2012	294,167	—	—	—	30,975	18,570	44,875	388,587
	2011	286,832	—	—	23,760	66,700	13,934	34,060	425,286

(1)	Amount represents cash bonus earned in the respective year related to achievement of pre-determined performance goals.
(2)	Amount represents change in pension value plus amount contributed to “make whole” plan on behalf of each named executive officer.
(3)	Amount represents amount contributed to profit sharing plan and 401(k) match on behalf of each named executive officer as well as country club dues paid for each named executive officer.
(4)	See note 15 to the financial statements included with the Annual Report on Form 10-K for the assumptions made in valuation of these option awards.
(5)	Mr. Butler became Chief Administrative Officer of the Company in 2012.

Grants of Plan-Based Awards

The Compensation Committee grants incentive stock options periodically. In 2013, 197,500 options were granted to key employees of which Mr. Dueser, Mr. Butler, Mr. Gragg, Mr. Hildebrand and Mr. Webb received 12,500, 5,000, 5,000, 5,000 and 5,000 options, respectively. In 2011, 154,100 options were granted to key employees of which Mr. Dueser, Mr. Butler, Mr. Gragg, Mr. Hildebrand, and Mr. Webb received 10,000, 4,000, 4,000, 4,000 and 4,000 options, respectively. No options were granted in 2012.

The following table discloses information related to the stock option grants on October 22, 2013 and October 25, 2011:

								All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Scott Dueser	10-22-13	—	—	—	—	—	—	—	12,500	$61.70	$14.28
	10-25-11	—	—	—	—	—	—	—	10,000	31.45	5.94
Ronald D. Butler, II	10-22-13	—	—	—	—	—	—	—	5,000	$61.70	$14.28
	10-25-11	—	—	—	—	—	—	—	4,000	31.45	5.94
Gary S. Gragg	10-22-13	—	—	—	—	—	—	—	5,000	$61.70	$14.28
	10-25-11	—	—	—	—	—	—	—	4,000	31.45	5.94
J. Bruce Hildebrand	10-22-13	—	—	—	—	—	—	—	5,000	$61.70	$14.28
	10-25-11	—	—	—	—	—	—	—	4,000	31.45	5.94
Gary L. Webb	10-22-13	—	—	—	—	—	—	—	5,000	$61.70	$14.28
	10-25-11	—	—	—	—	—	—	—	4,000	31.45	5.94

No non-equity incentive plan awards (for example, stock appreciation rights or phantom stock awards) have been issued by the Company.

Outstanding Equity Awards at Fiscal Year-end

At December 31, 2013, the following stock options were outstanding for the respective named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
F. Scott Dueser	—	3,000	—	33.55	5-19-19	—	—	—	—
	—	8,000	—	31.45	10-25-21	—	—	—	—
	—	12,500	—	61.70	10-22-23	—	—	—	—
Ronald D. Butler, II	2,499	—	—	22.05	1-25-15	—	—	—	—
	3,000	—	—	27.32	1-30-17	—	—	—	—
	2,250	1,500	—	33.55	5-19-19	—	—	—	—
	800	3,200	—	31.45	10-25-21	—	—	—	—
	—	5,000	—	61.70	10-22-23	—	—	—	—
Gary S. Gragg	1,558	—	—	22.05	1-25-15	—	—	—	—
	3,750	—	—	27.32	1-30-17	—	—	—	—
	2,250	1,500	—	33.55	5-19-19	—	—	—	—
	800	3,200	—	31.45	10-25-21	—	—	—	—
	—	5,000	—	61.70	10-22-23	—	—	—	—
J. Bruce Hildebrand	750	—	—	27.32	1-30-17	—	—	—	—
	2,250	1,500	—	33.55	5-19-19	—	—	—	—
	800	3,200	—	31.45	10-25-21	—	—	—	—
	—	5,000	—	61.70	10-22-23	—	—	—	—
Gary L. Webb	999	—	—	22.05	1-25-15	—	—	—	—
	3,750	—	—	27.32	1-30-17	—	—	—	—
	2,250	1,500	—	33.55	5-19-19	—	—	—	—
	800	3,200	—	31.45	10-25-21	—	—	—	—
	—	5,000	—	61.70	10-22-23	—	—	—	—

(1)	All of the outstanding stock option awards vest 20% annually commencing on the second anniversary of the grant date and expire 10 years from the grant date.

Option Exercises and Stock Vested

During 2013, the following options were exercised by the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
F. Scott Dueser	7,700	164,598	—	—
Ronald D. Butler, II	1,500	31,740	—	—
Gary S. Gragg	1,000	21,160	—	—
J. Bruce Hildebrand	1,500	23,835	—	—
Gary L. Webb	2,000	56,910	—	—

(1)	Amount represents the difference between the aggregate option exercise price and the actual aggregate stock price on the date exercised.

Pension Benefits

As of December 31, 2013, the following information relates to the Company’s defined benefit pension plan for the respective named executive officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
F. Scott Dueser	Defined Benefit Pension	27	347,540	—
Ronald D. Butler, II	Defined Benefit Pension	11	67,659	—
Gary S. Gragg	Defined Benefit Pension	13	51,923	—
J. Bruce Hildebrand	Defined Benefit Pension	1	16,155	—
Gary L. Webb	Defined Benefit Pension	—	—	—

We froze our defined benefit pension plan effective January 1, 2004, whereby no additional years of service accrue to participants, unless the pension plan is reinstated at a future date. The Company’s funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service’s funding standards. Mr. Webb joined the Company after the plan was frozen and is not available for participation in the plan. See note 12 to the financial statements included with the Annual Report on Form 10-K for the year ended December 31, 2013 for the valuation and actuarial assumptions used in the calculations of the Company’s defined benefit pension plan.

Nonqualified Deferred Compensation

The following amounts represent contributions made in 2013 to the “make whole” plan described above, which is the only nonqualified deferred compensation program the Company offers, on behalf of the respective named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
F. Scott Dueser	—	66,870	279,419	—	768,914
Ronald D. Butler, II	—	19,061	74,110	—	204,259
Gary S. Gragg	—	56	517	—	1,966
J. Bruce Hildebrand	—	26,089	81,498	—	235,198
Gary L. Webb	—	13,209	42,775	—	124,424

(1)	Plan invests all funds received in common shares of the Company, which increased in value 72.11% (including dividends paid) from January 1, 2013 to December 31, 2013.
(2)	These amounts are included in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

DIRECTOR COMPENSATION

For 2013, we had nine non-officer directors who received fees for attendance at Board of Director meetings and committee meetings. Directors who are also our executive officers or employees receive no compensation for service as members of either the Board of Directors or committees thereof. Directors who are not also our officers receive $2,500 for each board meeting attended and a $5,000 per quarter retainer fee. The directors who serve on committees and who are not also our officers receive $1,000 for each committee meeting attended. Director fees are paid in cash but a director may elect to defer receipt of fees into a non-qualified “Rabbi Trust” wherein the funds are used to purchase Company common shares on the open market. No equity awards are granted to the directors for fees and the directors do not participate in the Company’s profit sharing or defined benefit pension plan. Directors are reimbursed for actual travel costs to attend the respective meetings. In addition, a director serving on the board of our subsidiary or a regional advisory board receives director and committee fees per meeting which are included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven L. Beal	47,000	—	—	—	—	—	47,000
Tucker S. Bridwell	43,300	—	—	—	—	—	43,300
Joseph E. Canon	44,500	—	—	—	—	—	44,500
David Copeland	50,150	—	—	—	—	—	50,150
Murray Edwards	50,500	—	—	—	—	—	50,500
Ron Giddiens	42,750	—	—	—	—	—	42,750
Tim Lancaster	27,550	—	—	—	—	—	27,550
Kade L. Matthews	43,250	—	—	—	—	—	43,250
Johnny E. Trotter	52,050	—	—	—	—	—	52,050

CORPORATE GOVERNANCE

Overview

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq Global Market and the bank regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so. Each of our Audit, Compensation and Nominating/Corporate Governance Committees has adopted a charter. Our corporate governance policies, including our code of conduct applicable to all our employees, officers and directors, as well as the charters of our Audit, Compensation and Nominating/Corporate Governance Committees, are available at www.ffin.com under the “investor relations/corporate governance” caption. Copies of these documents are also available in print to any shareholder who requests them in writing.

Board Leadership Structure and Role in Risk Oversight

We are committed to a strong, independent Board of Directors and believe that objective oversight of the performance of our management is a critical aspect of effective corporate governance. As described under “Director Independence” below, we believe that all of our directors are independent with the exception of Mr. Dueser given his position as Chairman, President and Chief Executive Officer. With the exception of our Executive Committee, which Mr. Dueser chairs, all of our committees are comprised solely of and chaired by independent directors. In addition, at each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors.

We do not have an independent Chairman of the Board; however Mr. Bridwell serves as our independent lead director. Mr. Dueser serves as our Chairman of the Board of Directors. Although the Board of Directors has considered appointing an independent Chairman of the Board, the Board of Directors concluded that Mr. Dueser’s leadership has served the Company and its shareholders well, as he is intimately familiar with all aspects of the Company’s operations and provides the Board of Directors with effective oversight of management.

The Board of Directors, together with the Audit, Executive, Nominating/Corporate Governance and Compensation Committees of the board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition our subsidiary bank has its own board of directors and audit, loan and asset liability management committees, which provide risk management. The management and board of directors of our subsidiary bank also provide reports to our management and Board of Directors regarding risk management.

In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance and asset liability/liquidity management at the holding company level provides additional risk oversight which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk.

At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. The Chief Administrative Officer, Chief Credit Officer, Chief Operations Officer and Chief Financial Officer, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Dueser, our Chief Executive Officer, and lead management’s risk discussions at Board and committee meetings. Outside of formal meetings, the Board of Directors, its committees and individual Board members have regular access to senior executives, including the Chief Administrative Officer, Chief Credit Officer, Chief Operations Officer and Chief Financial Officer.

Independent Lead Director

Mr. Bridwell serves as our independent lead director. The Board of Directors recognizes that the Company and its shareholders are well served under corporate governance best practices through the designation and empowerment of an independent lead director for several reasons, the foremost being that Mr. Dueser, our Chairman of the Board, is a non independent director.

The independent lead director’s duties include:

•	chairing meetings of executive sessions of our Board of Directors, as well as other meetings involving non-management and independent directors;

•	presiding at meetings of the Board of Directors in the absence or at the request of the Chairman of the Board of Directors;

•	acting as a liaison between the independent directors and the Chairman of the Board of Directors;

•	approving meeting agendas;

•	ensuring that appropriate information is sent to the Board of Directors;

•	providing an important communication link between the other independent directors and our shareholders; and

•	calling additional meetings of the independent directors as appropriate.

As independent lead director, Mr. Bridwell communicates regularly with our Chief Executive Officer on a variety of issues including business strategy and succession planning. The Board of Directors considers periodically its structure and the role and responsibilities of the independent lead director to reflect its commitment to corporate governance best practices.

Communications with Your Board of Directors

Shareholders may call or write to the Board of Directors at the address and phone number listed on the first page of this proxy statement. Letters addressed to individual board members and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the individual addressee. Any letters addressed to the Board of Directors and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the Chairman of the Board.

Director Independence

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and each nominee for election as director. The Board of Directors makes its determination based on the elements of independence set forth in the Nasdaq listing standards. We have not adopted any supplemental independence criteria.

Based on these standards, the Board of Directors has determined that each of the following non-employee directors is independent:

Steven L. Beal	Ron Giddiens
Tucker S. Bridwell	Tim Lancaster
Joseph E. Canon	Kade L. Matthews
David Copeland	Ross H. Smith, Jr.
Murray Edwards	Johnny E. Trotter

All members of the Audit, Compensation and Nominating/Corporate Governance Committees are independent under the applicable Nasdaq listing standards. Given his position as President and Chief Executive Officer, Mr. Dueser is not considered an independent director.

Meetings of the Board of Directors

The Board of Directors of the Company has four regularly scheduled meetings each year. In 2013, each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, we encourage directors to attend and historically more than a majority have done so. All directors attended the 2013 annual meeting of shareholders.

Committees of the Board of Directors

The Board of Directors has four committees. The functions and current members of each committee are as follows:

Executive Committee. The Executive Committee acts for the Board of Directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Beal, Bridwell, Copeland, Edwards, Dueser, and Trotter. Mr. Dueser is the chairman of the committee. The Executive Committee met four times during 2013 and once in January 2014.

Nominating/Corporate Governance Committee. Among other things, the Nominating/Corporate Governance Committee recommends director candidates to the Board of Directors. The Nominating/Corporate Governance Committee members are Messrs. Beal, Bridwell, Copeland, Edwards, and Trotter. Mr. Bridwell is the chairman of the committee. All current directors except Mr. Canon are being nominated for election as directors for 2014. In addition, Mr. Ross H. Smith, Jr. is being nominated for election to the Board of Directors. Mr. Canon is retiring from the Board of Directors in accordance with our bylaws. The committee met three times in 2013.

Historically, our goal has been to assemble a Board of Directors that brings diverse perspectives and skills derived from exemplary business and professional experience. Such qualifications provide sound and prudent guidance with respect to our operations and interests. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management, as well as our regional advisory board members. For a description of the process of identifying and evaluating potential directors, please refer to the section of this proxy statement entitled “Identifying and Evaluating Nominees for Director” on page 3.

Under our bylaws, an individual may not stand for election or reelection as a director upon attaining age 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. Otherwise, there are no stated minimum criteria for director nominees.

We expect that the Nominating/Corporate Governance Committee will recommend nominees in the future by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating/Corporate Governance Committee of the Board of Directors decides not to re-nominate a member for re-election, we anticipate that the Nominating/Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above and begin a search for appropriately qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if determined by the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. For the 2015 Annual Shareholders Meeting, any shareholder wishing to propose a nominee should submit a recommendation in writing to the Nominating/Corporate Governance Committee of First Financial Bankshares, Inc. at 400 Pine Street, Suite 300, Abilene, Texas 79601 at least 120 days and not more than 150 days in advance of the anniversary of the 2014 annual meeting (or as otherwise set forth in our amended and restated bylaws), including the nominee’s resume, qualifications and other relevant biographical information and providing confirmation of (1) the name and address of the shareholder giving notice, and any (x) person controlling, directly or indirectly, or acting in concert with, the shareholder, (y) any beneficial owner of the shares of the Company owned of record or beneficially by the shareholder and (z) any person controlling, controlled by or under common control with the shareholder (a “Shareholder Associated Person”), (2) for the shareholder and any Shareholder Associated Person, the number of common shares of the Company that are owned beneficially and of record and any derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests or similar positions, securities or interests with respect to our securities, (3) the nominee’s consent to serve as a director and acknowledgement that the nominee will comply with our bylaws, code of business conduct and ethics, corporate governance handbook and any other applicable rules, regulations, policies or standards of conduct applicable to the Board of Directors and its members, (4) a description of all relationships, arrangements or understandings between the shareholder and any Shareholder Associated Person, on the one hand, and the nominee, the nominee’s affiliates or associates or others acting in concert with the nominee, on the other hand, (5) a description of the nominee’s background and experience and the reasons why the nominee meets the standards for director nominees set forth in our corporate governance practices, (6) a completed independence questionnaire regarding the nominee, which may be obtained from the Secretary of the Company, (7) a written representation from the nominee that they do not have, nor will they have, any undisclosed voting commitments or other arrangements with respect to their actions as a director and (8) any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors. Qualified candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our officers, directors and other sources.

Audit Committee. Among other things, the Audit Committee reviews the scope and results of the annual audit by our independent auditors, and receives and reviews internal and external audit reports. The committee also monitors the qualifications, independence and performance of our independent auditor and internal auditors. Its members include Messrs. Copeland, Edwards, Giddiens and Lancaster. Mr. Copeland is the chairman of the committee. The Audit Committee met four times in 2013 and also in February 2014. The Board of Directors has determined that it believes all Audit Committee members are financially literate under the current listing standards of Nasdaq. The Board of Directors also believes Mr. Copeland qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee. The current members of the Compensation Committee are Messrs. Beal, Canon, Matthews and Trotter. Mr. Beal is the chairman of the committee. All committee members are currently deemed to be independent. In determining the independence of the members, the Board of Directors has used the newly adopted definition of independence contained in Rule 5606(d)(2)(A) of the Marketplace Rules of The Nasdaq Stock Market and has applied this definition consistently to all committee members. The committee meets as needed during the year but generally meets four to five times per year. The committee met eight times during 2013, twice in January 2014 and once in February 2014. The Compensation Committee charter can be found on our website at www.ffin.com in the “investor relations/corporate governance” section.

The Compensation Committee is responsible for making recommendations to the Board of Directors concerning compensation matters for the Company’s executive officers and directors. Executives of the Company are integral in the compensation process for the Company; however, the committee determines all elements of pay for the Chief Executive Officer. With the assistance of the Chief Financial Officer and the human resources department, the Chief Executive Officer makes recommendations for all Company executives, including the named executive officers, to the committee for their review and approval. For the named executive officers, the committee develops compensation recommendations to the full Board of Directors for approval.

The Compensation Committee also oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries including our profit sharing, pension and flexible spending plans as well as our incentive stock option plan for key employees. The committee delegates day-to-day administration of the clerical elements of these programs to the human resources department, trust company as trustee of the pension and profit sharing plans and an executive officer overseeing the stock option plan.

The agenda for meetings of the Compensation Committee is set by its chairman, acting with the assistance of the Company’s Chief Executive Officer and Chief Financial Officer. At each meeting, the committee meets in executive session without management or any non-independent directors. In making compensation decisions, the Compensation Committee obtains information from a variety of public sources and considers the recommendations of the Company’s management, human resources department and trust company. The committee makes periodic reports to the full Board of Directors.

The Compensation Committee has not routinely engaged compensation consultants from outside the Company, though the committee has the right under its charter to engage compensation consultants or other outside advisors, including legal counsel, if it so chooses, subject to ratification by the Board of Directors, and only after consideration of the factors listed in Nasdaq Rule 5605 (d)(3)(D). The committee may retain, terminate and approve professional fees (subject to ratification by the Board of Directors) related to compensation consultants or other advisors as appropriate. In 2003 and 2004, the Company hired KPMG LLP to perform a review of the Company’s compensation/employee benefit plans and to prioritize recommendations. From December 2007 to February 2008, the Compensation Committee retained Hewitt Associates to benchmark executive and director compensation and to review and recommend considerations related to the Company executive bonus program. In 2013, the Compensation Committee retained Alvarez & Marsal to assist the Company in addressing new regulatory rules for incentive compensation for mortgage loan originators. Prior to their engagement the Compensation Committee confirmed that Hewitt Associates and Alvarez & Marsal did not have any potential or actual conflicts of interest with the Board of Directors or the Company.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee was, during 2013, an officer or employee of us or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. However, certain of the Compensation Committee members (or related entities) maintained loans from subsidiaries during 2013. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or director of another entity, one of whose executive officers served as a member of our Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews the compensation programs for senior management of the Company, including those named executive officers in the tabular presentation included in this definitive proxy statement.

The Compensation Committee has reviewed and discussed the compensation discussion and analysis included in this proxy statement with management and based on the reviews and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis included herein be included in the proxy statement. The Board of Directors approved the Compensation Committee’s recommendation. The members of the Compensation Committee are considered independent because we believe they satisfy the independence requirements for Compensation Committee members prescribed by Nasdaq and the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Steven L. Beal, Chairman
Joseph E. Canon
Kade L. Matthews
Johnny Trotter

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee, which is composed of independent directors in compliance with Rule 5605 of the Nasdaq listing standards, reviewed and discussed the audited financial statements in the Annual Report included with this proxy statement with management. The committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent registered public accounting firm for 2013, who was responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and, as applicable, the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also discussed with the independent registered public accounting firm their audit of the Company’s effectiveness of internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework). In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters required by the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees”, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee has received the written disclosures from our independent registered public accounting firm regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.”

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee held four meetings during the year that ended December 31, 2013 and also met in February 2014.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the PCAOB or that our independent accountants are in fact independent.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendation. The members of the committee are considered independent because we believe they satisfy the independence requirements for audit committee members prescribed by Nasdaq and the Securities and Exchange Commission.

AUDIT COMMITTEE

David Copeland, Chairman
Murray Edwards
Ron Giddiens
Tim Lancaster

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of our common stock as of February 14, 2014 by each entity or person who is known to beneficially own 5% or more of our common stock:

	Common Shares Owned (1) as of February 14, 2014
Name and Address of Beneficial Owner	No. of Shares		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,757,425	(2)	8.6%
Neuberger Berman Group LLC 605 Third Avenue New York, New York 10158	2,505,112	(3)	7.8%
The Vanguard Group -23-1945930 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,817,431	(4)	5.7%

(1)	The information contained in this table is based on reports of Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission on or prior to February 14, 2014. The nature of beneficial ownership of the holdings shown in this table is set forth in notes 2 - 4 below.
(2)	This information is based solely on a Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock, Inc.
(3)	This information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2014 by Neuberger Berman Group LLC.
(4)	This information is based solely on a Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group - 23-1945930

In addition, as of February 1, 2014, First Financial Trust & Asset Management Company, National Association (the “Trust Company”), a wholly-owned subsidiary of the Company, individually acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which owned, held or controlled through intermediaries in the aggregate 5,044,931 shares or 15.76% of the outstanding common shares of the Company over which the Trust Company had, directly or indirectly, sole or shared voting/investment power. No single trust or other fiduciary account held a beneficial ownership interest of 5% or more. Of these shares, the Trust Company had sole voting/investment power with respect to 3,396,980 shares or 10.61% of the outstanding common shares of the Company, and the Trust Company shared voting/investment power with respect to 21,252 shares or 0.07% of the outstanding common shares of the Company. The Trust Company had no authority to vote 1,626,699 or 5.08% of the outstanding common shares of the Company. All the shares held by this subsidiary entity, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts. The Board of Directors historically has not attempted to, and does not intend to attempt to in the future, exercise any power to vote such shares.

See “Proposal 1—Election of Directors—Nominees” and “—Executive Officers” for information with respect to the beneficial ownership of our common stock by each director nominee and named executive officers as of February 28, 2014. In the aggregate, all director nominees and executive officers as a group (15 individuals) beneficially owned 1,576,796 shares of our common stock, or 4.92% of our total outstanding shares, as of February 28, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of our common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within 10 days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person’s beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer’s fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

The Securities and Exchange Commission’s rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2013 and through the date of this statement on a timely basis, except for one report for Mr. Canon related to a stock sale in 2012 and one report for Mr. Giddiens related to purchases through a dividend reinvestment plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We retained Ernst & Young LLP to serve as our independent registered public accounting firm for 2013. Representatives of Ernst & Young LLP will be in attendance at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate answer questions.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements and audit of internal controls, follows:

	Year ended December 31,
	2013	2012
Audit Fees	$522,816	$418,685
Audit Related Fees	None	None
Tax Fees	None	None
All Other Fees	None	None

Our Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Except as permitted under Rule 2-01 of SEC Regulation S-X, unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to its Chairman the authority to approve permitted services provided that the Chairman reports such decisions to the committee at its next scheduled meeting.

INTEREST IN CERTAIN TRANSACTIONS

As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiaries. As customers, they have entered into transactions in the ordinary course of business with such subsidiaries, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis. Such borrowings did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary bank. None of the transactions involving our subsidiaries and our officers and directors, or other businesses with which they may be affiliated, has been classified or disclosed as nonaccrual, past due, restructured or potential problems.

The authority of our subsidiary bank to extend credit to our directors, executive officers and principal shareholders, including their immediate family members and corporations and other entities that they control, is subject to substantial restrictions and requirements under Section 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder, as well as the Sarbanes-Oxley Act of 2002. These statutes and regulations impose specific limits on the amount of loans our subsidiary banks may make to directors and other insiders, and specified approval procedures must be followed in making loans that exceed certain amounts. In addition, all loans our subsidiary bank makes to directors and other insiders must satisfy the following requirements:

•	the loans must be made on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not affiliated with us or the subsidiary bank;

•	the subsidiary bank must follow credit underwriting procedures at least as stringent as those applicable to comparable transactions with persons who are not affiliated with us or the subsidiary bank; and

•	the loans must not involve a greater than normal risk of repayment or other unfavorable features.

Furthermore, our subsidiary bank must periodically report all loans made to directors and other insiders to the bank regulators, and these loans are closely scrutinized by the bank regulators for compliance with Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O. We have developed written procedures for compliance with these rules. Under the provisions of its charter, the Audit Committee of our Board of Directors is charged with reviewing all other transactions between related parties and us.

INCORPORATION BY REFERENCE

With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be incorporated into such future filings.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to those listed in Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and the following:

•	general economic conditions, including our local, state and national real estate markets and employment trends;

•	volatility and disruption in national and international financial markets;

•	government intervention in the U. S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms, including the Dodd-Frank Act, the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau and the capital ratios of proposed rule making pursuant to Basel III;

•	political instability;

•	the ability of the Federal government to deal with the slowdown of the national economy and the fiscal cliff;

•	competition from other financial institutions and financial holding companies;

•	the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	changes in the demand for loans;

•	fluctuations in the value of collateral securing our loan portfolio and in the level of the allowance for loan losses;

•	the accuracy of our estimates of future loan losses;

•	the accuracy of our estimates and assumptions regarding the performance of our securities portfolio;

•	soundness of other financial institutions with which we have transactions;

•	inflation, interest rate, market and monetary fluctuations;

•	changes in consumer spending, borrowing and savings habits;

•	our ability to attract deposits;

•	changes in our liquidity position;

•	changes in the reliability of our vendors, internal control system or information systems;

•	our ability to attract and retain qualified employees;

•	acquisitions and integration of acquired businesses;

•	the possible impairment of goodwill associated with our acquisitions;

•	consequences of continued bank mergers and acquisitions in our market area, resulting in fewer but much larger and stronger competitors;

•	expansion of our operations, including branch openings, new product offerings and expansion into new markets;

•	changes in our compensation and benefit plans; and

•	acts of God or of war or terrorism.

Such statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

A shareholder proposal for business to be brought before the 2015 annual meeting of shareholders will be acted upon only in the following circumstances:

•	if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the Securities and Exchange Commission’s rules and regulations) is received by our corporate secretary no earlier than December 24, 2014 and no later than January 23, 2015; or

•	if the proposal relates to the nomination of a person to serve as a director, pursuant to our amended and restated bylaws, a written proposal (meeting all other requirements set forth in our amended and restated bylaws) must be received by our corporate secretary not less than 120 days and not more than 150 days prior to the anniversary of the 2014 annual meeting (unless the date of the 2015 annual meeting is advanced more than thirty (30) calendar days prior to such anniversary date or delayed more than sixty calendar days after such anniversary date then to be timely such notice must be received by our corporate secretary no later than the later of seventy calendar days prior to the date of the annual meeting or the close of business on the seventh calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which public announcement is first made of the date of the annual meeting).

REVOCABLE PROXY
First Financial Bankshares, Inc.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIRST FINANCIAL BANKSHARES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 22, 2014

I hereby appoint Tucker Bridwell and David Copeland, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as directed at the annual meeting of First Financial Bankshares, Inc., a Texas corporation, to be held on April 22, 2014, at 10:30 a.m., Central time, in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, and at any postponement or any adjournment thereof.

Mark here for address change. ☐

Comments:

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

		For	With- hold	For All Except	2. Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2014.	For ☐	Against ☐	Abstain ☐
1. The election of directors:		☐	☐	☐
01. Steven L. Beal	06. Ron Giddiens				3. Advisory (non-binding) vote on compensation of the named executive officers.	For ☐	Against ☐	Abstain ☐
02. Tucker S. Bridwell	07. Tim Lancaster
03. David Copeland	08. Kade L. Matthews

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTORS AND LISTED PROPOSALS.

This Proxy, when properly executed, will be voted in the manner directed or, if no direction is indicated, in accordance with the recommendation of the board of directors on each proposal. This proxy will be voted, in the discretion of the proxyholders, upon such business as may properly come before the annual meeting or any postponement or adjournment thereof.

04. F. Scott Dueser	09. Ross H. Smith, Jr.
05. Murray Edwards	10. Johnny E. Trotter
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

By signing in the space provided, you are hereby acknowledging receipt of the proxy statement dated February 28, 2014, and hereby revoking any proxy or proxies heretofore given to vote at the annual meeting or any postponement or adjournment thereof. Please date your proxy and sign in the space provided, exactly as your name or names appear. When signing as attorney, executor, administrator, trustee or guardian, please give title. Each joint owner is required to sign.

Please be sure to date and sign this proxy card in the box below.	Date
Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

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